OPINION RE LEGALITY

July 25, 2001

Intersil Corporation
7585 Irvine Center Drive, Suite 100
Irvine, CA  92618

                  Re:      Intersil Corporation; 10,000,000 Shares of
                           Common Stock
                           ------------------------------------------

Gentlemen and Ladies:

We have acted as counsel for Intersil Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an additional 10,000,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share ("Common Stock") proposed to be issued pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed today with the Securities and Exchange Commission under the Securities Act relating to the Company's 1999 Equity Compensation Plan (the "Plan").

We have participated in the preparation of the Registration Statement and examined such corporate records and documents and matters of law as we have considered appropriate to enable us to give this opinion.

Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized by the Company, and that upon exercise of stock options in accordance with the terms of the Plan and option agreements thereunder and delivery of the Shares to the purchasers thereof against payment of the exercise price therefor, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ DECHERT